Exhibit 10.3
Description of Sysco Corporation’s
Executive Relocation Expense Reimbursement Policy
(As adopted on October 26, 2010)
The following summarizes, as of February 8, 2011, the Sysco Corporation (the “Company”) Executive Relocation Expense Reimbursement Policy (the “Reimbursement Policy”) that was adopted by the Compensation Committee of the Board of Directors of the Company on October 26, 2010.
The Reimbursement Policy applies to the Company’s Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, all of the Company’s Executive Vice Presidents, and any other officer of the Company designated as a Named Executive Officer for purposes of the proxy statement filed in connection with the Company’s Annual Meeting of Stockholders (the “Executives”).
The Reimbursement Policy provides that the Company will not reimburse any of such Executives for any loss on the sale of the Executive’s house sold in connection with the Executive’s relocation.
The Reimbursement Policy also provides that only certain pre-approved relocation expenses will be eligible for increased payments to cover all applicable taxes on the reimbursed amounts (i.e. state and federal income taxes, FICA, and Medicare taxes). The relocation expenses subject to such increased payments to cover applicable taxes will be limited to the cost of moving the Executive’s household goods and vehicles; real estate fees incurred in selling the Executive’s residence; closing costs associated with the purchase of a new residence, including cost of credit reports, mortgage and deed taxes, recording fees and title search, title insurance, surveys (if required) and reasonable attorney’s fees; and up to six months’ rental expense for a temporary residence in the area to which the Executive has been asked to relocate. No other relocation expenses will be eligible for increased payments to cover applicable taxes.
Finally, the Reimbursement Policy provides that all future relocation agreements with any Executive will include a clawback provision that requires the Executive to reimburse the Company for all or a part of the reimbursement if their employment is terminated for any reason other than death, disability or change of control of the Company, or termination without cause or for good reason, within a specified amount of time after receiving the reimbursement.